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                                                                     EXHIBIT 4.1

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                                RIGHTS AGREEMENT

     Amendment No. 1 (this "AMENDMENT") dated as of October 24, 2000, to that certain Amended and Restated Rights Agreement dated as of May 18, 1999 (the "RIGHTS AGREEMENT"), between Vans, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, formerly known as ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability corporation, as Rights Agent thereunder (the "RIGHTS AGENT").

                               W I T N E S S E T H

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

     Section 1. AMENDMENT TO SUBSECTION 1(A). Subsection 1(a) of the Rights Agreement is hereby amended to delete the number "15%" throughout such Subsection and replace it with the number "20%."

     Section 2. AMENDMENT TO SECTION 23. Section 23 of the Rights Agreement is hereby amended to add the following provision to the end thereof:

     "Notwithstanding anything to the contrary contained herein, if the Board of Directors of the Company does not redeem the Rights within 120 days after the Flip-In Event, then shareholders of the Company who are unaffiliated with the Acquiring Person and who represent not less than 20% of the outstanding Common Stock of the Company, shall have the right to seek shareholder approval of a resolution authorizing the redemption of the Rights."

     Section 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of California in effect in that State.

     Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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     Section 5. RIGHTS AGREEMENT AS AMENDED. The term "Agreement" as used in the
Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as expressly set forth herein, this Agreement shall not by implication or otherwise amend or otherwise modify, alter or in any way affect any term, condition, obligation, covenant or agreement contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



THE COMPANY:                               THE RIGHTS AGENT:

VANS, INC.                                 MELLON INVESTOR
                                           SERVICES L.L.C.


By:  /s/ CRAIG E. GOSSELIN                 By: /s/ JAMES KIRKLAND
    ------------------------                    -------------------------
    Craig E. Gosselin                           James Kirkland
    Vice President,                             Assistant Vice President
    General Counsel
    and Corporate Secretary